EXHIBIT 10.1

                              MANAGEMENT AGREEMENT

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                              MANAGEMENT AGREEMENT

      Management Agreement made as of 23RD OF JUN 2005, by and between InTouch Media Group, Inc., a Florida corporation, with its principal place of business at 205 South Myrtle Avenue, Clearwater, Florida 33756 (the "Company"), and The RC&A Group, Inc. located at 205 S. Myrtle Avenue, Clearwater, Florida 33756 ("Consultant").

                              W I T N E S S E T H:

      WHEREAS, the Company desires to employ Consultant as its Senior Vice President of Sales and Marketing, Senior Vice President of New Business Development and Senior Vice President of Administration, and Consultant is willing to serve in such capacity; and

      WHEREAS, the Company and Consultant desire to set forth the terms and conditions of such an engagement;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Consultant agree as follows:

      1. ENGAGEMENT.

      (a) Effective as of the date hereof, the Company hereby agrees to employ Consultant, and Consultant agrees to be engaged by the Company, on the terms and conditions herein contained as its Senior Vice President of Sales & Marketing over the Marketing and Sales Division and the New Business Development Division and Senior Vice President of Administration, or in such other Consultant managerial position or positions with the Company or its subsidiaries or affiliates as shall hereafter be designated by the Board of Directors of the Company. Consultant shall report to the Chief Executive Officer of the Company (the "CEO") and shall have such duties, authority and responsibilities commensurate with Consultant's position for similarly sized companies in the industry.

      (b) Consultant shall devote a significant amount of its business time, energy, skill and efforts to the performance of its duties hereunder and shall faithfully and diligently serve the Company. The foregoing shall not prevent Consultant from participating in not-for-profit activities or from entering into consulting agreements with other companies or business entities or to manage its passive personal investments, provided that these activities do not materially interfere with Consultant's obligations hereunder.

      (c) Upon the request of the Board, Consultant shall also serve as a director or officer of subsidiaries in positions commensurate with its position with the Company without additional compensation. If any compensation is paid Consultant by such subsidiaries, they shall be a credit against amounts due hereunder.

      2. TERM OF ENGAGEMENT.

      (a) Except for earlier termination as provided in Section 7 hereof or as extended in this Section 2, Consultant's engagement under this Agreement (the "Engagement Term") shall commence on the date hereof (the "Commencement Date") and continue through 11 June 2008.

The Engagement Term shall be automatically renewed for successive one-year terms unless either party gives written notice to the other at least 45 days prior to the expiration of the

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then  Engagement  Term,  of such party's  intention  to  terminate  Consultant's
Engagement hereunder at the end of the then current Engagement Term.

      (b) Notwithstanding anything else herein, the provisions of Sections 8 and 9 hereof shall survive and remain in effect notwithstanding the termination of the Engagement Term or a breach by the Company or Consultant of this Agreement or any of Its terms.

      3. COMPENSATION.

      (a) As compensation for his services under this Agreement, the Company shall pay Consultant a Fee (the "Fee") as set forth on Exhibit A hereto. Payment of the Fee shall be made in equal installments on a weekly basis.

      (b) In addition to the Fee, the Company shall pay Consultant a bonus in accordance with the schedule set forth on Exhibit A hereto. Such schedule may be revised from year to year by agreement of the parties hereto.

      4. BENEFITS AND FRINGES.

      (a) During the Engagement Term, Consultant shall be entitled to such benefits or fringes (or a reasonable equivalent), if any, as are generally provided from time to time by the Company to its executive officers, including pension, retirement, savings, welfare (including life and health insurance) and other benefit plans and arrangements, if applicable.

      (b) Except as otherwise specifically provided herein, the Consultant shall be responsible for the tax consequences of all benefits and fringes.

      5. EXPENSES. The Company shall reimburse Consultant in accordance with its expense reimbursement policy as is in effect from time to time for all reasonable expenses incurred by Consultant in connection with the performance of its duties under this Agreement upon the presentation by Consultant of an itemized account of such expenses and appropriate receipts and otherwise in compliance with such rules relating thereto as the Company may, from time to time, adopt.

      6. VACATION. During the Engagement Term, Consultant shall be entitled to vacation in accordance with the Company's practices.

      7. TERMINATION.

      (a) Consultant's Engagement under this Agreement and the Engagement Term shall terminate upon any of the following events:

            (i) Automatically on the date of Consultant's closing of its business or cessation of business operations;

            (ii) Upon written notice given by the Company to Consultant if Consultant is unable to substantially perform its material duties hereunder for one hundred eighty (180) continuous days during any period of three hundred sixty (360) consecutive days by reason of physical or mental incapacity;

            (iii) Upon written notice by the Company to Consultant for Cause. Cause shall mean (a) Consultant being convicted of (or pleading nolo contendere to) a felony (other than a traffic violation) or a crime involving fraud, misappropriation, or embezzlement; (b)

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refusal of the Consultant to attempt to properly  perform its obligations  under this Agreement, or follow any direction of the CEO consistent with this Agreement, which in either case is not remedied within thirty (30) business days after receipt by Consultant of written notice from the Company specifying the details thereof, provided the refusal to follow a direction shall not be Cause if Consultant in good faith reasonably believes that such direction is not legal, ethical or moral and i promptly notifies the CEO in writing of such belief; (c) Consultant's gross negligence with regard to its duties or willful misconduct with regard to the business, assets or employees of the Company; or
(d) any other breach by Consultant of a material provision of this Agreement that remains uncured for thirty (30) business days after written notice thereof is given to Consultant or such longer period as may reasonably be required to remedy the default, provided that the Consultant endeavors in good faith to remedy the default; or

            (iv) Upon written notice by the Company without Cause.

      (b) Upon termination of the Engagement Term, Consultant shall be promptly paid any unpaid fees through the date of termination and reimbursement for any expenses incurred in connection with the official business of the Company prior to his date of termination which he would be otherwise entitled to reimbursement for in accordance with the Company's policies on the reimbursement of business expenses and any benefits or amounts under any benefit or equity plan in accordance with the terms of said plan and any fringe benefits due for the period prior to such termination. In addition, Consultant shall be paid any earned, but unpaid, bonus.

      (c) If Consultant's termination is pursuant to subsection (a)(i) above, Consultant's Successors and/or Assigns shall continue to receive payments of Consultant's Fee, at the same time such amounts would have been paid if Consultant were still engaged by the Company for a period of eighteen (18) months following Consultant's closing of its business or cessation of business operations.

      (d) If Consultant's termination is pursuant to subsection (a)(ii) above, Consultant shall be entitled to receive for eighteen months (18) months following the termination of Consultant's Engagement, at the same time as it would have been paid if Consultant were still engaged by the Company, its Fee.

      (e) if Consultant's termination is pursuant to subsection (a)(iv) above, or if Consultant receives a notice of non-renewal from the Company pursuant to
Section 2(a), Consultant shall receive:

            (i) for twelve (12) months following the termination of Consultant's Engagement, at the same time as it would have been paid if Consultant were still engaged by the Company, his Fee; and

            (ii) at the end of such twelve (12) month period, an amount equal to three-quarters (3/4) of the maximum Bonus for which Consultant was eligible during the fiscal year of termination of Consultant's Engagement, which amount shall be payable in a lump sum on the twelfth month anniversary of such termination.

      8. CONFIDENTIAL INFORMATION. Consultant has entered into a Non-Disclosure Agreement of even date herewith, which agreement is attached hereto and made a part hereof as though fully set forth herein.

      9. INDEMNIFICATION. During the Engagement Term and thereafter, the Company shall indemnify Consultant to the fullest extent permitted by law against any judgments,

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fines, amounts paid in settlement and reasonable expenses (including  attorneys'
fees), and advance amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted by law, In connection with any claim, action or proceeding (whether civil or criminal) against Consultant (other than a claim brought by the Company) as a result of Consultant serving as an officer or director of the Company or in any capacity at the request, of the Company, in or with regard to any other entity, employee benefit plan or enterprise. This indemnification shall be in addition to, and not in lieu of, any other indemnification Consultant shall be entitled to pursuant to the Company's Certificate of Incorporation or Bylaws or otherwise. Following Consultant's termination of Engagement, the Company shall continue to cover Consultant under the Company's directors and officers insurance for the period during which Consultant may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of his service as an officer or director of the Company or in any capacity at the request of the Company, at the highest level then maintained for any then or former officer or director.

      10. CONSULTANT REPRESENTATION. Consultant represents and warrants that he is not limited under any contractual or other provision from entering into this Agreement and performing his obligations hereunder.

      11. ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the full and complete understanding of the parties hereto and will supersede all prior agreements and understandings, oral or written, with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended except by an instrument in writing signed by the party against whom or which enforcement may be sought.

      12. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or enforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

      13. WAIVER OF BREACH. The waiver by any party of a breach of any provisions of this Agreement, which waiver must be in writing to be effective, shall not operate as or be construed as a waiver of any subsequent breach.

      14. NOTICES. All notices hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or one (1) day after sending by United States Postal Service express mail or other "overnight mail service," or three (3) days after sending by certified or registered mail, postage prepaid, return receipt requested. Notice shall be sent as follows: if to Consultant, to his address as listed in the Company's records; and if to the Company, at Its office as set forth at the head of this Agreement. Either party may change the notice address by notice given as aforesaid.

      15. ASSIGNABILITY; BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Consultant and Consultant's successors and assigns, and shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement may not be assigned by Consultant. This Agreement may not be assigned by the Company except in connection with a merger or a sale by the Company of all or substantially all of its assets, and then only provided that the assignee specifically assumes in writing all of the Company's obligations hereunder.

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      16. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 8 (provided that Consultant may bring an arbitration to recover legal fees in connection with such injunctive activities under the last sentence of this Section 16) shall be
settled   exclusively  by  arbitration,   conducted  before  a  panel  of  three
arbitrators in Clearwater, Florida, in accordance with the rules of the American Arbitration Association then in effect, and judgment may be entered on the arbitrators' award in any court having jurisdiction. The decision of the arbitrators shall be final and binding on the parties. The parties shall equally divide all costs of the American Arbitration Association and the arbitrator, except that the arbitrators shall direct the Company to reimburse Consultant's portion of the cost on the same basis as set forth in the next sentence with regard to legal fees. Each party shall bear its own legal fees in any dispute except that, in the event the Consultant prevails on any material issue, the arbitrators shall award the Consultant his legal fees attributable to all matters other than frivolous positions taken by the Consultant (as determined by the arbitrator).

      17. GOVERNING LAW. All issues pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the State of Florida, without giving effect to the conflict or choice of law provisions thereof.

      18. HEADINGS. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement.

      19. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and Consultant has hereunto set his hand as of the date first set forth above.

INTOUCH MEDIA GROUP, INC.                             The RC&A Group, Inc.

By: /s/ Laura Betterly                                /s/ Robert Cefail
--------------------------                            --------------------------
Laura Betterly                                        Robert Cefail, President
Chief Executive Officer                               The RC&A Group, Inc.
On behalf of Company                                  On behalf of Consultant

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                                    EXHIBIT A

                                  COMPENSATION

The Company shall pay Consultant a Fee of $6,000 per week from the date hereof through 11 June 2008. In the event that the Engagement Agreement is renewed automatically pursuant to Section 2(a) and the parties do not mutually agree otherwise, the Fee shall be increased by 6% on June 12th, 2008 and by 6% on the first date of each successive one-year term thereafter, if any.

                                    INCENTIVE

In addition, Consultant shall be eligible to receive a bonus of stock options each quarter in accordance with the InTouch Media Group Senior Management Incentive Plan. Consultant shall receive an option to purchase 250,000 shares of the Company stock each quarter at a price equal to 50% discount of the price of such shares on the date of the execution of this Agreement in the event that the Company's Gross Revenues for a given quarter exceed the Gross Revenues for the same quarter of the prior year. In addition to this, Consultant shall receive an option to purchase another 250,000 shares of Company stock each quarter on the same terms as above if the Company's overall profitability improves in a given quarter as compared to the same quarter from the preceding year. The Company will use its best efforts to promptly register shares that Consultant has the right to purchase and will provide piggy back rights to Consultant as regards such shares. Profitability improvement is defined as the Company showing either an increase in pre-tax profits or decrease in losses.

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                            NON-DISCLOSURE AGREEMENT

      THIS NON-DISCLOSURE AGREEMENT ("Agreement" hereafter), made as of this 23RD day of JUNE, 2005, by and among In Touch Media Group, Inc. ("ITMG"), a Florida based corporation and The RC&A Group, Inc. ("RCAG").

      WHEREAS,   the  above  parties  contemplate  entering  into  a  Management
Agreement whereby RCAG will supply ITMG with requested services, and

      WHEREAS, the RCAG, is the Receiving Party; and

      WHEREAS, ITMG is the Disclosing Party; and

      WHEREAS, in connection with such a Management Agreement, Receiving Party will have access to certain confidential proprietary information of Disclosing Party; and

      WHEREAS,  this Agreement shall memorialize the  understanding  existing at
all  times  between  the  parties   regarding  the   non-disclosure  of  certain
information made available to Receiving Party;

      NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, it is agreed as follows:

      1. Non-Disclosure: Receiving Party will not, during the period of review or thereafter, disclose any confidential or proprietary information of Disclosing Party to any person, firm, corporation or other entity except Disclosing Party.

      For the purpose of this Agreement, the term "confidential information" shall mean (1) any and all information, both technical and general, used in Disclosing Party's business which gives Receiving Party an opportunity to obtain an advantage over competitors who do not know it or use it, and
      (2) information, knowledge, trade secrets, data or know-how belonging to third parties in Disclosing Party's possession. Any information of Disclosing Party which is not readily available to the public shall be considered to be "confidential information". All information identified by Disclosing Party as "confidential" shall be deemed to be "confidential information". Examples of confidential information include, but are not limited to, the following:

      a.    trade secrets;

      b.    research and development activities;

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      c.    books  and   records,   programs,   listings,   manuals,   drawings,
            specifications, plans;

      d.    customer and resellers lists;

      e.    private processes as that may exist from time to time;

      f. information concerning current, future, or proposed products and designs;

      g.    business forecasts;

      h.    procurement requirements and procurement sources;

      i. plans and technology relating to business forecasts, procurement requirements and procurement sources;

      j. plans and technology relating to customer lists and files, costs and pricing information, marketing strategies and sales information;

      k.    financial data;

      l.    personnel records;

      m.    sales and marketing techniques and procedures; and

            2. Relinquishment. Upon termination of business between the parties, Receiving Party shall deliver to Disclosing Party all materials including, but not limited to, customer files and lists, marketing and business plans forecasts, written sales programs, cost and pricing information, documents, models, apparatus, sketches, designs, parts lists which were furnished to Receiving Party and which are designated in writing to be Disclosing Party's property, drawings, manuals, letters, notes, notebooks, reports and all other materials (including all copies of such materials), relating to confidential information or the business of Disclosing Party which are in the possession or under the control of Receiving Party.

      3. Receiving Party Warranty. The parties warrant that their review of Disclosing Party information will not violate any obligations to any third party including but not limited to competitors.

      4. Severability of Agreement. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portion of this Agreement without including such parts or portions which may, for any reason, be hereafter declared invalid.

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      5. Provision for Amendment of Agreement.  The Provisions of this Agreement may only be waived, altered, amended or repealed, in whole or in part, in writing and executed by all parties to this Agreement.

      6. Equitable Relief. ITMG and RCAG agree that money damages would not be a sufficient remedy for breach of the confidentiality and other obligations of this Agreement. Accordingly, in addition to all other remedies that the Disclosing Party may have, the Disclosing Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any breach of the confidentiality and other obligations of this Agreement. The parties agree to waive any requirement for a bond in connection with any injunctive or other equitable relief.

      7. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Florida.

      8. Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of In Touch Media Group, Inc. and The RC&A Group, Inc.

      9. Pronouns. All pronouns and any variations thereof as used in this Agreement shall be deemed to refer to the masculine, feminine or neuter.

      IN WITNESS THEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

By: /s/ Laura Betterly                    By: /s/ Robert Cefail
   -------------------------------           -----------------------------
    Laura Betterly                            Robert Cefail

Title: CEO, In Touch Media Group, Inc.    Title: President, The RC&A Group, Inc.

Date: 23 June 05                          Date: 23 JUN 05
      ----------------------------              --------------------------

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